SECOND AMENDMENT TO CREDIT AGREEMENT


     This SECOND AMENDMENT TO CREDIT AGREEMENT is made and entered into effective as of the 31st day of December, 1997 (this "Amendment") among KINDER MORGAN, INC., a corporation formed under the laws of the State of Delaware (the "Borrower"); each of the lenders that is or becomes a party to the Credit Agreement (defined below) (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); and FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina), a national banking association (in its individual capacity, "First Union"), as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                                 R E C I T A L S

     A. The Borrower, the Agent and the Lenders previously entered into that certain Credit Agreement dated as of February 14, 1997 as amended by First Amendment to Credit Agreement dated as of September 1, 1997 (as amended, the "Credit Agreement"), pursuant to which the Lenders agreed to make certain loans to and extensions of credit on behalf of the Borrower upon the terms and conditions as provided therein.

     B. The Borrower and the Lenders now desire to make certain amendments and supplements to the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the parties hereto now agree as follows:

     1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. The definitions of "Agreement" and "Aggregate Facility A Commitments" in
Section 1.02 of the Credit Agreement are hereby amended to read as follows:

         "Agreement" shall mean this Credit Agreement, as amended by the First Amendment and the Second Amendment and as the same may be further amended or supplemented from time to time.

         "Aggregate Facility A Commitments" at any time shall equal $15,000,000 as reduced or terminated as provided in accordance with Section 2.03 hereof.

     3. Section 1.02 of the Credit Agreement is hereby supplemented, where alphabetically appropriate, with the addition of the following definitions:

          "Kinder Morgan Operating C" shall mean Kinder Morgan Operating L.P. "C", a Delaware limited partnership.


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         "Operating  Partnerships"  shall mean Kinder Morgan Operating A, Kinder
     Morgan Operating B, Kinder Morgan Operating C and any other operating partnerships (or partnerships created or acquired to own interests in operating partnerships) hereafter established or acquired by Kinder Morgan Energy.

         "Second Amendment" shall mean that certain Second Amendment to Credit Agreement dated effective as of December 31, 1997 among the Borrower, the Agent and the Lenders.

     4. Section 7.02 of the Credit Agreement is hereby amended by deleting the last sentence of the existing subsection (b) and adding the following new sentence:

         "Except as reflected in such balance sheets, as of the Closing Date, Kinder Morgan G.P. has no material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments."

     5. Section 7.10 of the Credit Agreement is hereby amended by deleting the existing subsection (a) and adding the following new subsection (a):

         "(a) Except as set out in Schedule 7.10, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties. Such Properties (other than the Properties of Kinder Morgan Energy and its Subsidiaries) are free and clear of all Liens except Liens permitted by Section 9.02."

     6. Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "Section 7.14 Subsidiaries. Except (i) as set forth on Schedule 7.14 and (ii) for Kinder Morgan Energy and its Subsidiaries, the Borrower has no Subsidiaries."

     7. Section 7.15 of the Credit Agreement is hereby amended by deleting the last sentence of the existing section and adding the following new sentence:

         "The principal place of business and chief executive office of each Subsidiary (other than Kinder Morgan Energy and its Subsidiaries) are located at the chief executive office of the Borrower."

     8. Section 7.19 of the Credit Agreement is amended as follows:

          (a) The first sentence is hereby deleted and replaced with the following new sentence:

         "Schedule 7.19 attached hereto contains, as of the Closing Date, an accurate and complete description of all material policies of fire, liability, workmen's


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

     compensation and other forms of insurance owned or held by the Borrower and each Subsidiary."

          (b) The fourth sentence is hereby deleted and replaced with the following new sentence:

         "Schedule 7.19 identifies, as of the Closing Date, all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured."

     9. Section 9.01 of the Credit Agreement is hereby amended by deleting the existing subsection (g) and adding the following new subsection (g):

          "(g) Debt of Kinder Morgan G.P. arising by operation of law as a result of Kinder Morgan G.P. being the general partner of Kinder Morgan Energy, any of the Operating Partnerships or any other partnership of which it is a partner; and "

     10. Section 9.03 of the Credit Agreement is hereby amended by deleting the existing subsection (h) and adding the following new subsection (h):

         "(h) Kinder Morgan G.P. may make capital contributions as required by the partnership agreements of Kinder Morgan Energy, the Operating Partnerships and any other partnership of which it is a partner; provided that its direct ownership interest in each such partnership is not greater than 1.2%."

     11. Section 9.17 of the Credit Agreement is hereby amended to read as follows:

         "Section 9.17 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are on fair and reasonable terms to it."

     12. Section 9.18 of the Credit Agreement is hereby amended to read as follows:

          "Section 9.18 Subsidiaries. The Borrower shall not, and shall not permit Kinder Morgan G.P. to, create any additional Subsidiaries except for Subsidiaries with the following characteristics: (i) the Subsidiaries are Subsidiaries of Kinder Morgan Energy, (ii) the Borrower is not a partner or member of such Subsidiary, and (iii) if Kinder Morgan G.P. is a partner or member of such Subsidiary its direct ownership interest is no greater than 1.2%. The Borrower shall not and shall not permit Kinder Morgan G.P. to issue any stock or ownership interest of a Subsidiary (excluding Kinder Morgan Energy and its Subsidiaries) except to the Borrower or Kinder Morgan G.P."


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

     13. Section 10.01 of the Credit Agreement is hereby amended by deleting the existing subsection (h) and adding the following new subsection (h):

         "(h) a judgment or judgments for the payment of money in excess of $150,000 (or $2,500,000 in the case of Kinder Morgan Energy or its Subsidiaries or Operating Partnerships) in the aggregate not covered by insurance shall be rendered by a court against the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefor and cause the execution thereof to be stayed during such appeal; or"

     14. Annex I to the Credit Agreement is hereby replaced by Annex I attached to this Amendment.

     15. On the date of this Amendment the Borrower shall prepay all of the outstanding principal on the Facility C Notes, together with accrued interest thereon and any compensation required by Section 5.05 of the Credit Agreement, and the Facility C Commitment shall be canceled.

     16. On the date of this Amendment Facility B shall be cancelled.

     17. This Amendment shall become binding on the Lenders when, and only when, the Agent shall have received each of the following in form and substance satisfactory to the Agent or its counsel:

          (a) counterparts of this Amendment executed by the Borrower, the Agent and the Lenders;

          (b) counterparts of amendments to the Security Instruments executed by the Borrower and Kinder Morgan G.P.;

          (c) a certificate of the Secretary or an Assistant Secretary of each of the Borrower and Kinder Morgan G.P. setting forth resolutions of its board of directors with respect to the authorization of the Borrower or Kinder Morgan G.P. to execute, deliver and perform this Amendment and the amendments to the Security Instruments to which it is a party; and

         (d) such other documents as it or its counsel may reasonably request.

     18. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.


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


    19. The Borrower hereby reaffirms that as of the date of this Amendment, the representations and warranties made by the Borrower in Article VII of the Credit Agreement as amended hereby are true and correct on the date hereof as though made on and as of the date of this Amendment.

     20. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

     21. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     22. THE CREDIT AGREEMENT, THIS AMENDMENT, THE NOTES AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.







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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed effective as of the date first above written.

BORROWER:                     KINDER MORGAN, INC.



                              By: /s/ William V. Morgan
                              Name: William V. Morgan
                              Title: Vice Chairman

AGENT AND LENDER:             FIRST UNION NATIONAL BANK



                              By: /s/ David Roberts
                              Name: David Roberts
                              Title: Senior Vice President





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